Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS FIRST QUARTER 2017 RESULTS

•	First quarter sales and profit exceeded expectations

•	Net sales were $3.2 billion, down 4 percent, or 3 percent on an underlying basis

•	Earnings per share from continuing operations increased 22 percent to $0.56

•	Operating cash flow from continuing operations increased 6 percent versus the prior year

ST. LOUIS, February 7, 2017 – Emerson (NYSE: EMR) today announced net sales in the first quarter ended December 31, 2016 were down 4 percent, with underlying sales down 3 percent excluding unfavorable currency translation. The first quarter results reflected mixed but generally improving global economic conditions in our key served markets. Growth in the Commercial & Residential Solutions platform resulted from favorable HVAC, refrigeration and U.S. and Asian construction markets, while the Automation Solutions platform remained down due to the low price of oil but witnessed improving order rates, particularly in North America, as we exited the quarter.
Pretax margin of 14.4 percent exceeded the prior year by 140 basis points. EBIT margin of 15.8 percent also increased 140 basis points primarily due to savings from restructuring activities. Earnings per share from continuing operations of $0.56 increased 22 percent, including an income tax benefit of $0.07 per share. Operating cash flow from continuing operations of $410 million increased 6 percent versus the prior year. Including the impact of discontinued operations (Network Power, Leroy-Somer and Control Techniques), earnings per share were $0.48, down 9 percent, and operating cash flow was $238 million, down 51 percent.
"Our strong first quarter results, which surpassed expectations, represent a solid start to the fiscal year and reflect an improving overall economic environment," said Chairman and Chief Executive Officer David N. Farr. "The benefits from our restructuring actions during the past two years played a critical role in our ability to deliver higher margins across many of our businesses. Considering the improving demand conditions during the quarter, particularly in the automation markets, we are increasing our 2017 full-year EPS guidance by 12 cents at both the top and bottom end of the range, including the 7 cent income tax benefit in the first quarter."

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Business Platform Results
Automation Solutions net sales decreased 9 percent. Underlying sales were down 8 percent excluding unfavorable currency. Spending in energy related and general industrial markets remained down but the pace of business improved during the quarter. Globally, power, chemical and life sciences markets continue to provide opportunities for growth. Underlying sales in North America were down 11 percent, with the U.S. down 9 percent. Spending by oil and gas customers remained down, but MRO activity levels were more favorable and are expected to be a benefit for at least the next two quarters. Asia was down 2 percent, with China up 4 percent reflecting stabilizing market conditions. In other regions, Europe was down 5 percent, Middle East/Africa was up 3 percent and Latin America was down 29 percent. Margin increased 80 basis points to 16.6 percent, primarily due to savings from prior year restructuring actions. The business will remain under pressure during the second quarter from continued low levels of customer spending, with the expectation that market conditions will continue to improve during the fiscal year.
Commercial & Residential Solutions net sales increased 6 percent reflecting strong demand in global HVAC and refrigeration markets and favorable conditions in professional tools. Underlying sales increased 7 percent excluding unfavorable currency. Underlying sales in North America increased 4 percent, led by strong growth in U.S. residential and commercial air conditioning as well as a recovery in professional tools within the oil and gas sector. Asia increased 26 percent as broad strength in air conditioning and refrigeration markets was evident across most of the region. Growth in Asia was led by China, up 40 percent, where significant demand acceleration has occurred over the last two quarters. Europe was up 7 percent with solid growth in air conditioning and professional construction tools. Margin increased 140 basis points to 19.9 percent, primarily due to leverage on higher volume and savings from restructuring actions across the new platform structure. A favorable outlook for global demand in air conditioning, refrigeration and U.S. construction markets supports the expectation for low to mid-single digit growth in fiscal 2017.

2017 Outlook
Considering the first quarter results and recent order trends, we are raising our outlook for 2017. Full-year net sales are expected to be down 1 to 3 percent, with underlying sales flat to down 2 percent excluding unfavorable currency translation of approximately 1 percent. Earnings per share from continuing operations are now expected to be $2.47 to $2.62, including the $0.07 income tax benefit in the first quarter. Automation Solutions net sales are now expected to be down 5 to 7 percent, with underlying sales down 3 to 5 percent excluding unfavorable currency of approximately 2 percent. Commercial & Residential Solutions net and underlying sales are now expected to be up 3 to 5 percent. This outlook continues to exclude any impact related to the pending acquisition of the Pentair Valves & Controls business.

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"Our first quarter results reflect the positive momentum building within our two platform businesses as we begin the fiscal year, " continued Farr. "While we expect significant challenges to persist throughout 2017, we are optimistic that the improving market conditions and broad-based increase in demand within many of our global served markets will benefit Emerson in the second half of the year. With this in mind, our focus will continue to be on executing our portfolio repositioning strategy and making the necessary adjustments to deliver improved profitability and cash flow to increase shareholder value."

Upcoming Investor Events
Today at 2:00 p.m. ET, Emerson management will discuss the first quarter 2017 results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.
On Thursday, February 16, 2017, Emerson will host its annual investor conference in New York City from 8:30 a.m. to approximately 12:45 p.m. ET. Access to a live webcast of the presentation will be available at www.emerson.com/financial at the time of the event. A replay of the conference will remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
The outlook contained herein represents the Company's expectations for its consolidated results from continuing operations, and excludes the results of discontinued operations and any results attributable to the pending acquisition of the Pentair Valves & Controls business.

(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31		Percent
	2015	2016	Change

Net sales	$3,337	$3,216	(4)%
Costs and expenses:
Cost of sales	1,923	1,851
SG&A expenses	879	822
Other deductions, net	54	33
Interest expense, net	47	46
Earnings from continuing operations before income taxes	434	464	7%
Income taxes	127	94
Earnings from continuing operations	307	370	21%
Discontinued operations, net of tax	46	(55)
Net Earnings	353	315
Less: Noncontrolling interests in earnings of subsidiaries	4	6
Net earnings common stockholders	$349	$309	(12)%

Diluted avg. shares outstanding	652.5	644.3

Diluted earnings per share common stockholders
Earnings from continuing operations	$0.46	$0.56	22%
Discontinued operations	$0.07	($0.08)
Diluted earnings per common share	$0.53	$0.48	(9)%

	Quarter Ended December 31
	2015	2016
Other deductions, net
Amortization of intangibles	$22	$22
Restructuring costs	7	11
Other	25	—
Total	$54	$33

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		Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31
	2015	2016
Assets
Cash and equivalents	$3,109	$4,151
Receivables, net	2,490	2,426
Inventories	1,320	1,278
Other current assets	706	552
Current assets held-for-sale	2,069	470
Total current assets	9,694	8,877
Property, plant & equipment, net	2,885	2,861
Goodwill	3,825	3,861
Other intangible assets	917	879
Other	220	179
Noncurrent assets held-for-sale	3,998	814
Total assets	$21,539	$17,471

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$3,409	$254
Accounts payable	1,344	1,335
Accrued expenses	1,907	1,872
Income taxes	103	396
Current liabilities held-for-sale	1,439	289
Total current liabilities	8,202	4,146
Long-term debt	4,030	3,815
Other liabilities	1,479	1,667
Noncurrent liabilities held-for-sale	331	89
Total equity	7,497	7,754
Total liabilities and equity	$21,539	$17,471

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31
	2015	2016
Operating activities
Net earnings	$353	$315
(Earnings) Loss from discontinued operations, net of tax	(46)	55
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	144	143
Changes in operating working capital	(155)	(138)
Other, net	90	35
Cash from continuing operations	386	410
Cash from discontinued operations	101	(172)
Cash provided by operating activities	487	238

Investing activities
Capital expenditures	(124)	(100)
Purchases of businesses, net of cash and equivalents acquired	(6)	(16)
Other, net	(13)	(20)
Cash from continuing operations	(143)	(136)
Cash from discontinued operations	(20)	3,894
Cash provided by (used in) investing activities	(163)	3,758

Financing activities
Net increase (decrease) in short-term borrowings	34	(2,225)
Proceeds from short-term borrowings greater than three months	827	—
Payments of short-term borrowings greater than three months	—	(90)
Payments of long-term debt	(251)	(251)
Dividends paid	(310)	(311)
Purchases of common stock	(507)	—
Other, net	(4)	(43)
Cash used in financing activities	(211)	(2,920)

Effect of exchange rate changes on cash and equivalents	(58)	(107)
Increase (Decrease) in cash and equivalents	55	969
Beginning cash and equivalents	3,054	3,182
Ending cash and equivalents	$3,109	$4,151

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		Table 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31
	2015	2016
Sales
Automation Solutions	$2,162	$1,967

Climate Technologies	786	859
Tools & Home Products	392	393
Commercial & Residential Solutions	1,178	1,252

Eliminations	(3)	(3)
Net sales	$3,337	$3,216

Earnings
Automation Solutions	$341	$326

Climate Technologies	133	161
Tools & Home Products	85	88
Commercial & Residential Solutions	218	249

Differences in accounting methods	44	33
Corporate and other	(122)	(98)
Interest expense, net	(47)	(46)
Earnings before income taxes	$434	$464

Restructuring costs
Automation Solutions	$5	$6

Climate Technologies	1	4
Tools & Home Products	1	1
Commercial & Residential Solutions	2	5

Total	$7	$11

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Reconciliations of Non-GAAP Financial Measures & Other				Table 5

Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Q1 2017 Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	(9)%	6%	(4)%
Unfavorable FX	1%	1%	1%
Underlying*	(8)%	7%	(3)%

EBIT Margin	Q1 FY17	Q1 FY16	Change
Pretax margin (GAAP)	14.4%	13%	140 bps
Interest expense, net	1.4	1.4	- bps
EBIT margin*	15.8%	14.4%	140 bps

The Commercial & Residential Solutions business includes the results of both our Climate Technologies and Tools & Home Products segments.

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